Exhibit 99

APPENDIX

Reconciliation to GAAP Financial Measures
HSBC Finance Corporation Net Income
IAS Lite

	Three months ended	Nine months ended
(dollars are in millions)	Sept. 30, 2004	Sept. 30, 2004
Net income — U.S. GAAP	$325	$1,228
Adjustments, net of tax:
Securitizations	177	426
Derivatives and hedge accounting	(3)	(28)
Intangible assets	41	144
Purchase accounting adjustments	(32)	170
Loan origination	5	(67)
Other	4	45

Net income — IAS Lite	$517	$1,918